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                                                                   EXHIBIT 10.25


August 27, 1999

InterNAP Network Services Corporation
601 Union Street

Suite 1000
Seattle, Washington 98101

RE:     STANDBY LOAN FACILITY FOR INTERNAP NETWORK SERVICES CORPORATION


Gentlemen:


You have advised us that InterNAP Network Services Corporation (the "Borrower") would like to have up to $10,000,000 available for short term working capital requirements. David Cornfield, Dan Newell, Richard Saada, Paul Canniff, Robert Lunday, Todd Warren and Robert D. Shurtleff, Jr. ("Lenders"), and S.L. Partners, Inc., as administrative agent (the "Administrative Agent"), are pleased to confirm their commitment, in the pro rata amounts set forth opposite their names on Appendix 1 to the Summary of Terms attached hereto as Exhibit A (or, upon notice to Borrower, such other pro rata amounts as Lenders may decide among themselves), which is incorporated herein and made a part of this letter, and subject to the terms and conditions set forth below (the "Commitment"), to provide a revolving credit facility of $10,000,000 (the "Loan Facility") to the Borrower.

The basic terms and conditions governing the Loan Facility are contained in the Summary of Terms, which is incorporated herein and made part of this letter. Capitalized terms not defined in this letter have the meaning given to them in the Summary of Terms (this letter and the Summary of Terms are collectively referred to as the "Commitment Letter").

This Commitment Letter should not be construed as an attempt to define all the terms and conditions of the Loan Facility. The Commitment is subject to the negotiation, execution and delivery of definitive financing agreements reasonably satisfactory in form and substance to the Lenders. The definitive financing agreements will contain conditions, terms, covenants, representations and warranties and other provisions, which may reasonably be in addition to those set forth in the Summary of Terms but which will not be inconsistent with this Commitment Letter in any material respect.

The Commitment and all undertakings and agreements hereunder are subject to (a) the negotiation, execution and delivery of definitive financing agreements as set forth in the preceding paragraph, (b) the Borrower obtaining all governmental approvals (if any) and third party consents (including without limitation the consent of Silicon Valley Bank, any other creditors or equipment lenders and, if necessary, the waiver of the requirements in Section 4 of the Borrower's Amended and Restated Investors Rights Agreement) required in connection with the borrowing under and the fulfillment of the Borrower's obligations under the Loan Facility, (c) the Borrower continuing in the same line of business as the business in which it was engaged on the date of this Commitment Letter and (d) no event that would constitute an Event of Default (as defined in the Summary of Terms) having occurred. In the event any of the foregoing conditions are not fulfilled to the reasonable satisfaction of the Administrative Agent and the Lenders, the Commitment will terminate with no further obligation on the part of any of the Administrative Agent or the Lenders.


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By executing a copy of this Commitment Letter, regardless of whether any of the definitive documentation for the Loan Facility is hereafter executed, the Borrower agrees to pay, indemnify and hold the, Administrative Agent, the Lenders and their affiliates and their respective directors, officers, employees and agents, and each other person controlling any of the foregoing (within the meaning of either Section 15 of the Securities Act of 1933, as amended, or
Section 20 of the Securities Exchange Act of 1934, as amended) (collectively, the "Indemnified Parties") harmless from and against any and all claims made by any person which give rise to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever against any of the Indemnified Parties with respect to or arising out of or in connection with this Commitment Letter or any investigation, litigation or proceeding otherwise related to the transactions contemplated hereby (all of the foregoing, collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no liability hereunder with respect to Indemnified Matters arising solely from the grossly negligent acts or willful misconduct of any person seeking indemnification.

The Borrower agrees to reimburse the Administrative Agent promptly for all its reasonable out-of-pocket expenses (including, without limitation, the reasonable legal fees and costs of one special counsel to the Administrative Agent) regardless of whether the transactions contemplated hereby are consummated.

This Commitment Letter may be executed by the signatories hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same agreement. This Commitment Letter constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF WASHINGTON. EACH PARTY HERETO AGREES THAT IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER SEEK FROM ANOTHER PARTY OR BE LIABLE TO ANOTHER PARTY FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES UNDER CONTRACT, TORT OR OTHER THEORY OF LAW.

If you agree with the foregoing, please execute and return to the Agent at the address set forth below the enclosed copy of this Commitment Letter no later than 5:00 p.m., Washington time, on September 3, 1999. The Commitment will terminate at such time unless an executed copy of this Commitment Letter shall have been executed by you and delivered to the Administrative Agent prior to such time.

We look forward to working with you to achieve a successful implementation of the Loan Facility.

Very truly yours,

S.L. PARTNERS, INC.,
as Administrative Agent


By: /s/ ROBERT D. SHURTLEFF, JR.
    --------------------------------

Name: Robert D. Shurtleff, Jr.

Title: Agent, S.L. Partners, Inc.
      ------------------------------

Address:       422 34th Ave.
               So. Seattle,  Washington 98144

Facsimile:     (206) 709-1485


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/s/ David J. Cornfield                      /s/ Dan Newell
-----------------------------------         -----------------------------------
DAVID CORNFIELD, as a Lender                DAN NEWELL, as a Lender

/s/ Richard A. Saada                        /s/ Paul Canniff
-----------------------------------         -----------------------------------
RICHARD SAADA, as a Lender                  PAUL CANNIFF, as a Lender

/s/ Robert J. Lunday, Jr.                   /s/ Todd Warren
-----------------------------------         -----------------------------------
ROBERT LUNDAY, as a Lender                  TODD WARREN, as a Lender

/s/ Robert D. Shurtleff, Jr.
-----------------------------------
ROBERT D. SHURTLEFF, JR., as a Lender



Agreed and accepted this 31st day of August 1999.

INTERNAP NETWORK SERVICES CORPORATION




By: /s/ Paul E. McBride
    --------------------------------

Printed Name: Paul E. McBride
Title: V.P. of Finance & Admin/CFO


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                                    EXHIBIT A

                           $10,000,000 LINE OF CREDIT

                                       TO

                      INTERNAP NETWORK SERVICES CORPORATION

                                SUMMARY OF TERMS



Borrower:               InterNAP Network Services Corporation.

Loan Facility and
 Commitments:           A line of credit, the total commitment under which is
                        $10,000,000 (the "Total Commitment"). Each Lender commits (a "Commitment") to providing a portion of the Total Commitment as set forth in APPENDIX 1 attached hereto and incorporated herein by reference (provided, however, that upon notice to Borrower, Lenders shall be entitled to change the pro rata amounts set forth in such APPENDIX 1 as Lenders may decide among themselves).

Administrative
 Agent: S.L. Partners, Inc., a corporation wholly owned by Rob Shurtleff.

Lenders: David Cornfield , Dan Newell, Richard Saada, Paul Canniff, Robert Lunday, Todd Warren and Robert D. Shurtleff, Jr.

                        Each Lender will make loans (the "Loans") to the Borrower in an aggregate principal amount up to the amount of such Lender's Commitment. Within each Lender's Commitment, such Lender will fund his Pro Rata Share (as defined below) of each funding request, as described in "Funding Requests" below. No Lender shall be obligated to fund more than his Pro Rata Share of any funding request or to make Loans in an aggregate principal amount in excess of his Commitment.

Lenders' Pro
 Rata Share:            Each Lender's Pro Rata Share is (a) the ratio (expressed
                        as a percentage) of the aggregate outstanding principal amount of Loans made by such Lender to the aggregate principal amount of all Loans outstanding under the Loan
                        Facility or (b) if no such Loans are outstanding, the ratio (expressed as a percentage) of such Lender's
                        Commitment to the Total Commitment.

Purpose: Support short term working capital requirements of Borrower.

Interest Rate:          The outstanding principal of Loans comprising each
                        funding request shall bear a fixed rate of interest equal to the Prime Rate (as published in The



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                        Wall Street Journal) in effect on the date the Loans are
                        made to Borrower plus 2%, which interest shall be payable at the maturity of the Loan Facility.

Default Interest:       In the event Borrower fails to pay Lenders in
                        full upon maturity of the Loan Facility, principal of each Loan outstanding under the Loan Facility will bear interest at the interest rate borne by such Loan plus
                        5%.

Funding Requests:       Borrower may draw or make multiple draws at any time
                        before December 31, 1999, upon ten (10) business days' written notice to the Administrative Agent. Each funding request shall specify the amount to be borrowed (which shall not be less than $1,000,000; provided, however, that if the then available funding under the Total
                        Commitment is less than $1,000,000, then the funding request may be for such lesser amount) and the date of the requested funding (which shall be no earlier than the tenth (10th) business day following the date on which such notice is received by the Administrative
                        Agent).

                        Each Lender will severally fund his Pro Rata Share of each funding request made by Borrower by depositing, no later than five (5) business days prior to the proposed funding date, his Pro Rata Share in immediately available funds to an account maintained by the Administrative Agent. Upon satisfaction of all conditions to funding (see "Conditions to Funding Requests" below), the Administrative Agent will make available to the Borrower the amount of the draw by the close of business on the funding date.

                        In the event any Lender (a "Defaulting Lender") fails to fund his Pro Rata Share of a borrowing (the "Unfunded Amount") five (5) business days prior to the funding date, the Administrative Agent shall on the next business day notify by telephone each other Lender (a "Non-Defaulting Lender") of such failure and offer such Non-Defaulting Lenders the opportunity to fund the Unfunded Amount, pro rata based on the ratio of the outstanding principal amount of each such Non-Defaulting Lender's Loans to the aggregate outstanding principal amount of all Loans made by Non-Defaulting Lenders (or, if no Loans are at the time outstanding the ratio of each Non-Defaulting Lender's Commitment to the Commitments of all Non-Defaulting Lenders). If, by the close of business on the second (2nd) business day following such telephonic notice, less than all of the Non-Defaulting Lenders notify the Administrative Agent that they desire to fund pro rata the Unfunded Amount, the Administrative Agent shall offer to any one or more Non-Defaulting Lenders the opportunity to fund on the funding date all or a portion of the Unfunded Amount.



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Conditions to
 Funding Requests:      The funding of the first draw request under the Loan
                        Facility is subject to fulfillment of the following conditions to the reasonable satisfaction of the Administrative Agent and the Lenders:

                        (a) Borrower, Lenders and Administrative Agent have entered into Loan Documents (as defined below) reasonably satisfactory to Lenders and Administrative Agent;

                        (b) All representations and warranties in the Loan Documents are true and correct in all material respects;

                        (c) No Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default has occurred and is continuing;

                        (d) All governmental consents required for the borrowing of the Loans or the performance of Borrower's obligations under the Loan Documents have been obtained and are in full force and effect;

                        (e) The consent of Borrower's existing lenders to the Loan Facility and to the payment of all outstanding Loans, upon completion of any debt or equity funding (excluding equipment financing transactions), prior to the paydown of Borrower's existing debt facilities has been obtained and is in full force and effect;

                        (f) All other consents or approvals of third parties required for the borrowing of the Loans or the performance of Borrower's obligations under the Loan Documents have been obtained and are in full force and effect;

                        (g) The Warrants have been executed by Borrower and delivered to the Administrative Agent; and

                        (h) Borrower shall have delivered such certificates and other documents as the Administrative Agent may reasonably request to confirm or evidence the foregoing.

                        The funding of any subsequent draw request is subject to fulfillment to the reasonable satisfaction of the Administrative Agent of the conditions identified in clauses (b) and (c) above.

Term and Maturity:      The Loan Facility term will commence with
                        Borrower's first draw under the Loan Facility (the
                        "Commencement Date"). The Loan Facility will mature on the earlier to occur of: (1) the closing of Borrower's initial public offering, (2) the closing of Borrower's next private equity financing resulting in proceeds to Borrower in excess of $20,000,000, or (3) six (6) months from the Commencement Date. If the closing of the Borrower's



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                        initial public offering or the closing of the Borrower's
                        next private equity financing has not occurred during the first six (6) month term of the Loan Facility, Borrower will be entitled, at its option, to extend the maturity date for an additional six (6) month period. (See also "Warrants").

Optional
 Prepayment:            Borrower may prepay all or part of the indebtedness owed
                        to Lenders under the Loan Facility at any time without penalty or premium. Amounts prepaid may not be reborrowed.

Mandatory
 Prepayment:            Borrower shall prepay all of the Loans outstanding,
                        together with all accrued interest, within two (2) business days of (1) the closing of the Borrower's initial public offering, (2) the closing of Borrower's next private equity financing or (3) the occurrence of a Change of Control. Amounts prepaid may not be reborrowed. "Change of Control" is defined as a material change in Borrower's ownership of greater that 49%.

Warrants:               Warrants to purchase 100,000 shares of common stock of
                        Borrower will be issued to the Administrative Agent upon signing of definitive agreements for the Loan Facility
                        (the "1999 Warrants").

                        Warrants to purchase an additional 100,000 shares of common stock will be issued to the Administrative Agent upon the extension of the Loan Facility for an additional six (6) month period (the "2000 Warrants" and, together with the 1999 Warrants, the "Warrants").

                        The 1999 Warrants will expire on December 31, 2004 and the 2000 Warrants will expire five (5) years following their date of issuance. All the Warrants will be struck at the offering price of Borrower's common stock in its initial public offering or in its next private equity financing, whichever occurs first. Additionally, the Warrants will have piggyback registration rights equivalent to the rights of holders of Series C Preferred Stock, subject to priority given to the existing holders of registration rights, but prior to any piggyback registration rights which may be given in connection with any subsequent series of Borrower's preferred stock.

                        The Warrants will be initially issued to the Administrative Agent. Administrative Agent will be entitled to 5% of the Warrants as an agency fee. (See "Rights and Duties of Administrative Agent" below). Promptly following December 31, 1999, Administrative Agent (after deducting Warrants representing the agency fee) will transfer to each Lender (other than any Defaulting Lender) each Lender's Pro Rata Share of the remaining 1999 Warrants. If the 2000 Warrants are issued, Administrative Agent (after deducting Warrants representing the agency fee) will transfer to each Lender (other than any Defaulting Lender) each Lender's Pro Rata Share of the remaining 2000 Warrants.


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Conversion Option:      In the event of a sale of Series D Preferred
                        Stock, each Lender (other than any Defaulting Lender) will have the right to convert up to his Pro Rata Share of $2M (or the outstanding principal balance of the Loan Facility if less than $2M is outstanding) into shares of Series D Preferred stock. Any Defaulting Lender's right to convert Loans shall be allocated pro rata among the Non-Defaulting Lenders. The conversion right of any Lender who elects not to convert his Pro Rata Share shall be allocated among the other Lenders as reasonably determined by the Administrative Agent. The share price used to determine the conversion will be the price to be paid by other purchasers of the Series D Preferred Stock.

                        To the extent that any Lender is an existing shareholder of Borrower, any Loans converted under this Loan Facility into Series D Preferred Stock will not impact the rights of participation such shareholders may currently have as holders of Series B or Series C Preferred Stock. In other words, Series D Preferred Stock issuable upon conversion of Loans under this Loan Facility will be in addition to shares of Series D Preferred Stock that Lenders may otherwise be entitled to purchase individually in a Series D Preferred Stock sale.

Collateral:             None.

Indemnity:              Borrower will pay, indemnify and hold the Administrative
                        Agent, the Lenders and their affiliates and their respective directors, officers, employees and agents, and each other person controlling any of the foregoing
                        (within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended)
                        (collectively, the "Indemnified Parties") harmless from and against any and all claims made by any person which give rise to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever against any of the Indemnified Parties with respect to or arising out of or in connection with the Loan Facility, any of the Loan Documents or any investigation, litigation or proceeding otherwise related to the transactions contemplated hereby (all of the foregoing, collectively, the "Indemnified Matters"); provided that the Borrower shall have no liability hereunder with respect to Indemnified Matters arising solely from the grossly negligent acts or willful misconduct of any person seeking indemnification.

Loan Documents:         Lenders and Administrative Agent will execute
                        and deliver to Borrower such documentation ("Loan
                        Documents") as Borrower may reasonably request in connection with the Loan Facility, including (a) a loan agreement and promissory note or notes, (b) to the extent required by Silicon Valley Bank, an agreement subordinating the rights of the Lenders to the rights of Silicon Valley Bank (other than the Lenders' right to



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                        repayment in full prior to any other creditor of
                        Borrower out of the proceeds of Borrower's initial public offering or next private equity financing) and
                        (c) documentation relating to the Warrants and Conversion Option (which may include, among other matters, standard representations, warranties and covenants to Borrower related to the Warrants and Conversion Option). All Loan Documents must be in form and substance reasonably satisfactory to the Administrative Agent and Lenders in their reasonable discretion.

Representations;
 Covenants:             The Loan Documents will contain representations and
                        warranties and covenants customary for facilities similar to the Loan Facility.

Events of Default:      The following shall constitute Events of
                        Default under the Loan Documents:

                        (a) Borrower fails to pay when and as required under the Loan Documents any amounts owed to Lenders by Borrower under the Loan Documents;

                        (b) Any representation or warranty by Borrower made in any Loan Document, or which is contained in any certificate, document or financial or other statement by Borrower, furnished at any time under the Loan Documents, is incorrect in any material respect on or as of the date made or deemed made; provided, however, that Borrower shall have 30 days after written notice thereof is given to Borrower by Administrative Agent to correct such inaccuracy;

                        (c) Borrower fails to perform or observe any covenant contained in the Loan Documents, and such default shall continue unremedied for a period of 30 days;

                        (d) Borrower becomes insolvent or if Borrower begins an insolvency proceeding or an insolvency proceeding is begun against Borrower and not dismissed or stayed within 30 days; or

                        (e) Borrower defaults in the payment of any indebtedness owed to Silicon Valley Bank or defaults in the performance of any other covenant under such indebtedness and, in either case, Silicon Valley Bank accelerates the maturity of such indebtedness.

Rights upon default:    Upon the occurrence and during the
                        continuation of an Event of Default, Administrative
                        Agent, acting on behalf of Lenders, may exercise the following rights and remedies: (a) declare the Total
                        Commitment to make loans under the Loan Facility terminated, (b) declare all amounts owing and payable under the Loan Documents (the "Obligations") to be immediately due and payable, and (c) proceed to enforce payment or performance of the Obligations in such manner as they may elect in accordance with applicable law.

Fees and Expenses:      Borrower will pay all reasonable
                        out-of-pocket expenses of Administrative Agent
                        (including fees and expenses of one counsel to Lenders) incurred in connection with preparation of loan documentation for the Loan Facility. Borrower will reimburse Administrative Agent for all reasonable out-of-pocket expenses incurred by Administrative Agent in connection with the administration of the Loan
                        Facility or the enforcement, on behalf of the Lenders, of the Lenders' rights thereunder (including reasonable legal fees). No commitment fee will be payable by Borrower.

Rights and Duties
 Of Administrative
 Agent: The Administrative Agent shall have authority to act on behalf of the other Lenders and shall act as the sole contact with Borrower with respect to the administration of the Loan Facility, including, without limitation, for purposes of receiving payments and notices under the Loan Documents. No other Lender under the Loan Facility shall contact Borrower with respect to the administration of the Loan Facility.

                        The Loan Documents will contain customary agency provisions, including the agreement of Lenders (i) exculpating Administrative Agent from liability for acting in such capacity and (ii) indemnifying Administrative Agent for liabilities incurred in such capacity (other than as a result of Administrative Agent's own gross negligence or willful misconduct). Administrative Agent will not be a fiduciary of Lenders.

                        Lenders will reimburse Administrative Agent for all costs and expenses incurred in such capacity to the extent not reimbursed by Borrower or out of interest earnings on the agency account established and maintained by Administrative Agent for purposes of funding Loans. All earnings on such account not required to be applied to reimbursement of expenses shall be for the account of Administrative Agent. In addition, as compensation for its agreement to serve in such capacity, Administrative Agent shall be entitled to five percent (5%) of all Warrants issued to Administrative Agent in connection with the Loan Facility. (See "Warrants" above.) Administrative Agent may transfer any Warrants so received to its sole shareholder, Rob Shurtleff. Any such Warrants will be in addition to Warrants to which Rob Shurtleff may be entitled as a Lender.

                        Administrative Agent shall not be required to take any discretionary action under the Loan Documents without the direction of Lenders holding in the aggregate Pro Rata Shares of more than 50% (the "Majority Lenders"). No amendments or waivers of any provision or condition under the Loan

                        Documents shall be effective without the written consent of the Majority Lenders, provided that no amendment or waiver shall reduce the amount or extend the scheduled date of maturity of the Loan Facility, reduce the stated interest rate, increase the amount or extend the expiration date of any Lender's Commitment under the Loan Facility or affect the right of any Lender to Warrants or the Conversion Option, in each case without the written consent of all Lenders. No amendment that would affect the rights or duties of Administrative Agent shall be effective without the written consent of Administrative Agent.

Other: Lenders will provide a statement to Borrower to establish the liquidity of the members of the lending syndicate. This information shall be kept confidential by Borrower, provided that Borrower may disclose such information to Silicon Valley Bank or, with the consent of Lenders, to any other third parties inquiring about the liquidity of Borrower, or as otherwise required by law, regulation or governmental order.

                        Lenders shall not require an opinion letter of Borrower's counsel.